Exhibit 99.1

Sunstone Hotel Investors Sells BuyEfficient, its Online Purchasing Portal, to Avendra, LLC

Aliso Viejo, Calif. (September 30, 2015) — Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) announced today that it has sold BuyEfficient, the premier online purchasing portal dedicated to serving the hospitality industry, to Avendra, LLC.

John Arabia, President and Chief Executive Officer, stated, “The sale of BuyEfficient simplifies our business platform and focuses all of the Company’s efforts on our core business — hotel ownership.  We believe that the combination of BuyEfficient and Avendra will create a world-class purchasing platform in the lodging space, and we look forward to remaining a customer of the combined entity going forward.”

The sale of BuyEfficient is expected to reduce fourth-quarter 2015 Adjusted EBITDA and Adjusted FFO by approximately $0.625 million and net income by approximately $0.375 million.  Fourth-Quarter and full year 2015 Adjusted EBITDA, Adjusted FFO and net income impact excludes one-time costs resulting from the transaction.

About Sunstone Hotel Investors:

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 30 hotels comprised of 14,313 rooms.  Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont, and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

(In thousands)

			Plus:	EBITDA/ FFO
	Revenues	Net Income	Depreciation	Contribution (3)
Full Year 2014	$7,206	$1,443	$944	$2,387
Full Year 2015 (1) (2)	8,000	1,500	1,000	2,500

Oct - Dec 2015 - Forecast (2)	2,000	375	250	625

(1) Full Year 2015 includes actual amounts thru July 2015, and forecasted amounts for the remainder of the year.

(2) Projections are subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission, which can cause actual results to differ materially from those forecasted.

(3) The above amounts are the sum of net income and depreciation only. BuyEfficient has no interest, tax or amortization expense.

For Additional Information:

Bryan Giglia

Chief Financial Officer

Sunstone Hotel Investors, Inc.

(949) 382-3036